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                                                                  Exhibit 10.16


                               GROUP BONUS PLAN
                                 FISCAL 1993


I.      PURPOSE

        The purpose of this bonus plan is to reward Group Executives and key personnel for achieving Group financial performance consistent with Litton corporate goals. The affected personnel are expected to conduct their business in an ethical manner, consistent with the Litton Standards of Conduct and to make decisions that ensure the long-term viability of the Group as well as the success of the current plan period. For this reason, the Litton President and Chief Operating Officer and Litton Chairman and Chief Executive Officer will eliminate or reduce bonus payments under this Plan if they believe that a participant has sacrificed long-term objectives to make short-term profits.

II.     PARTICIPANTS

        Group Executives and other key group personnel.

III.    BONUS PLAN

        Each Group Executive will be informed of the maximum percent of base salary (target bonus) that can be earned as a bonus. The base salary is the salary on the first day of the fiscal year that this plan covers. The base salary can be adjusted for salary increases that are retroactive to the beginning of the fiscal year. This maximum percent of base salary will vary as a function of group size, number of divisions and other factors. Each Group Executive, Group Controller and Group V.P. - Marketing will be given their individual target bonuses by the Litton Corporate President. The earned bonus percent of this target is a function of Return on Capial Utilized, as is explained in Paragraph V.

IV.     PARTICIPANT LEVEL

        Individual bonuses will be determined at the discretion of the Litton President and Chief Operating Officer and the Chairman and Chief Executive Officer.






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V.      FINANCIAL PERFORMANCE

        A minimum Group Return on Capital Utilized of 15% (ROCU) must be made before any bonuses can be earned. After which, bonuses will be earned pro rata, linearly as follows:

                                                EARNED BONUS PERCENT
                                                         OF
                ROCU                                TARGET BONUS
                ----                            --------------------

                 15%                                     50%
                 28%                                    100%

VI.     BONUS PAYMENTS

        Each year earned bonus will be paid to Plan participants in the January following the close of the Fiscal Year of performance. Participants must be employed by Litton on payment date to be eligible for any payment bonus.

        A. APPROVED LEAVES -- A participant in the Bonus Plan who leaves the Company to (1) enter any of the Armed Services of the United States; (2) is transferred to another division of Litton; (3) is on approved leave of absence; (4) is on sick leave of absence in excess of thirty days; or (5) has retired either during the fiscal year or after the close of the fiscal year, but prior to the payment date, shall share in the Bonus Plan. In such cases, employee will participate through the date of the month in which he is transferred or terminates employment.

        B. DECEASED -- In the event of death of participant prior to the payment date, the Company will pay the pro rata portion of the bonus to date of death to the beneficiary as stipulated on the employee's group insurance card, and such payment will be made on the regular payment date.

VII.    AGREEMENT

        It is understood that this Bonus Plan does not constitute a contract between the Company and the participating personnel and may be changed, modified, amended, or terminated at any time by the Compensation Committee of Litton Industries. It must also be clear that an individual's performance during the plan period will have a bearing on the actual bonus paid regardless of the MAX earned potential bonus.

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